Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Third Quarter EPS of $0.13
And Comparable Store Sales Increase of 12.8%
•	Third quarter sales increased 13.4% to $446.9 million

•	Quarter-end inventories decreased $27.2 million or 15% per selling square foot

•	Cash and marketable securities were $423.3 million at quarter-end
     Fort Myers, FL - November 18, 2009 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2009 third quarter and nine months ended October 31, 2009.
2009 Third Quarter and Nine Months Financial Results
     For the third quarter ended October 31, 2009, the Company had net income of $22.7 million or $0.13 per diluted share, compared to net income of $2.0 million, or $0.01 per diluted share for the third quarter ended November 1, 2008.
     For the nine months ended October 31, 2009, the Company had net income of $52.1 million or $0.29 per diluted share, compared to net income of $21.4 million, or $0.12 per diluted share in the first nine months of the prior year. Excluding the impairment charges recorded prior to the fiscal third quarter of 2009, the Company had net income of $60.3 million, or $0.34 per diluted share compared to net income of $21.4 million, or $0.12 per diluted share for the first nine months of 2008.
Sales
     Net sales for the thirteen-week period ended October 31, 2009 increased from $394.2 million to $446.9 million. Consolidated comparable store sales increased 12.8% for the thirteen-week period ended October 31, 2009 compared to a 13.4% decrease for the like period last year ended November 1, 2008. The Chico’s/Soma Intimates brands’ comparable store sales increased 12.2% compared to a 16.2% decrease for the like period last year, and the White House | Black Market (WH|BM) brand’s comparable store sales increased 14.4% compared to a 4.8% decrease for the like period last year. Direct-to-consumer sales, not included in comparable store sales, increased approximately 33% over third quarter 2008.

Gross Margin
     Gross margin, expressed as a percentage of net sales, increased by 400 basis points to 57.6% from 53.6% in the prior year’s third quarter and in dollars from $211.4 million to $257.3 million. The gross margin increase was attributable to significant improvements in the brand merchandise margins at both Chico’s and WH|BM. The increased merchandise margins benefited from both lower markdowns and higher initial markups for the Chico’s and WH|BM brands. However, the improvements in gross margins were partially offset by the continued investment in merchandise payroll.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the third quarter of fiscal 2009 increased from $213.1 million in the prior period to $221.0 million in the current period. However, expressed as a percentage of net sales, SG&A in the current quarter decreased by 450 basis points compared to the prior period primarily from leverage associated with improved comparable store sales as well as effective implementation of on-going cost reduction strategies at the store level.
     Store operating expenses for the third quarter of fiscal 2009 increased by $0.6 million, but decreased by 470 basis points, primarily due to leverage resulting from improved comparable store sales.
     Marketing expense for the third quarter of fiscal 2009 increased by $2.9 million primarily due to increases in print and broadcast advertisement associated with expanded national marketing campaigns designed to more effectively target purchasing during the fall and holiday shopping seasons.
     National Store Support Center costs, including corporate and other non-brand specific expenses, for the third quarter of 2009 increased by $4.4 million dollars due primarily to the increase in performance-based compensation accruals.
Inventories
     Quarter-ended inventory decreased $27.2 million or approximately 14.5% from the prior year’s third quarter. Consolidated inventory at the end of the third quarter was $61 per selling square foot, reflecting a decrease of approximately 15% compared to $72 at the end of the prior year’s third quarter. Quarter-ended inventory for the WH|BM brand decreased approximately 22% per selling square foot over the prior year’s third quarter, while Chico’s brand inventory decreased approximately 17% quarter over quarter.
Cash and Marketable Securities
     Cash and marketable securities at the end of the third quarter totaled $423.3 million, approximately $167 million higher than the prior year‘s third quarter end. Net cash provided from operating activities for the nine months ended October 31, 2009 increased by $126.1 million compared to the prior year as a result of higher cash flows from operations, an increase in accounts payables and accrued expenses, as well as lower inventory levels. Additionally, the Company invested $51.0 million in capital expenditures for the first nine months in fiscal 2009 versus $92.3 million for the same period last year.

ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,074 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 608 boutique and 43 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market currently operates 331 boutique and 16 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
Soma Intimates is the Company’s developing concept with 75 boutique stores and 1 outlet store today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended
	October 31, 2009		November 1, 2008		October 31, 2009		November 1, 2008
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$853,374	66.8	$832,052	68.8	$300,957	67.3	$269,079	68.2
Net sales by White House | Black Market stores	357,319	28.0	328,696	27.2	121,408	27.2	106,751	27.1
Net sales by direct-to-consumer	66,727	5.2	48,278	4.0	24,498	5.5	18,413	4.7

Net sales	1,277,420	100.0	1,209,026	100.0	446,863	100.0	394,243	100.0

Cost of goods sold	555,713	43.5	555,490	45.9	189,585	42.4	182,870	46.4

Gross margin	721,707	56.5	653,536	54.1	257,278	57.6	211,373	53.6

Selling, general and administrative expenses:
Store operating expenses	482,481	37.8	485,436	40.2	165,106	37.0	164,494	41.7
Marketing	58,976	4.6	61,673	5.1	24,974	5.6	22,043	5.6
National Store Support Center	85,123	6.7	83,553	6.9	30,887	6.9	26,535	6.7
Impairment charges	13,026	1.0	—	—	—	—	—	—

Total selling, general, and administrative expenses	639,606	50.1	630,662	52.2	220,967	49.5	213,072	54.0

Income (loss) from operations	82,101	6.4	22,874	1.9	36,311	8.1	(1,699)	(0.4)

Interest income, net	1,337	0.1	6,433	0.5	334	0.1	2,394	0.6

Income before income taxes	83,438	6.5	29,307	2.4	36,645	8.2	695	0.2
Income tax provision (benefit)	31,300	2.4	7,900	0.6	13,900	3.1	(1,300)	(0.3)

Net income	$52,138	4.1	$21,407	1.8	$22,745	5.1	$1,995	0.5

Per share data:

Net income per common share-basic	$0.29		$0.12		$0.13		$0.01

Net income per common & common equivalent share—diluted	$0.29		$0.12		$0.13		$0.01

Weighted average common shares outstanding—basic	177,348		176,452		177,662		176,517

Weighted average common & common equivalent shares outstanding—diluted	178,516		176,599		179,251		176,604

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	October 31,	January 31,	November 1,
	2009	2009	2008
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$60,985	$26,549	$50,233
Marketable securities, at market	362,322	242,153	206,105
Receivables	5,845	33,993	38,287
Income tax receivable	728	11,706	—
Inventories	160,030	132,413	187,271
Prepaid expenses	24,152	21,702	24,063
Deferred taxes	7,524	17,859	19,131

Total Current Assets	621,586	486,375	525,090

Property and Equipment:
Land and land improvements	20,311	18,627	18,225
Building and building improvements	84,062	74,998	74,542
Equipment, furniture and fixtures	395,225	376,218	381,812
Leasehold improvements	416,003	418,691	428,755

Total Property and Equipment	915,601	888,534	903,334
Less accumulated depreciation and amortization	(386,999)	(327,989)	(319,083)

Property and Equipment, Net	528,602	560,545	584,251

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	39,398	38,458	29,406
Other assets, net	27,323	5,101	9,368

Total Other Assets	202,425	179,263	174,478

	$1,352,613	$1,226,183	$1,283,819

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$97,238	$56,542	$81,948
Accrued liabilities	123,069	88,446	83,883
Current portion of deferred liabilities	2,236	1,748	1,528

Total Current Liabilities	222,543	146,736	167,359

Noncurrent Liabilities:
Deferred liabilities	167,819	177,251	174,307

Stockholders’ Equity:
Common stock	1,779	1,771	1,765
Additional paid-in capital	266,112	258,312	257,854
Retained earnings	694,116	641,978	682,522
Other accumulated comprehensive income	244	135	12

Total Stockholders’ Equity	962,251	902,196	942,153

	$1,352,613	$1,226,183	$1,283,819

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 31,	November 1,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,138	$21,407

Adjustments to reconcile net income to net cash provided by operating activities — Depreciation and amortization, cost of goods sold	5,770	7,122
Depreciation and amortization, other	66,637	68,190
Deferred tax expense (benefit)	9,394	(12,728)
Stock-based compensation expense, cost of goods sold	1,994	2,612
Stock-based compensation expense, other	4,549	6,822
Excess tax benefit from stock-based compensation	(1,473)	(100)
Impairment charges	13,026	—
Deferred rent expense, net	1,963	5,423
Loss on disposal of property and equipment	1,361	711
Decrease (increase) in assets —
Receivables, net	2,314	(528)
Income tax receivable	10,978	23,973
Inventories	(27,617)	(43,010)
Prepaid expenses and other	(2,671)	(3,035)
Increase (decrease) in liabilities —
Accounts payable	40,696	(6,186)
Accrued and other deferred liabilities	21,200	3,492

Total adjustments	148,121	52,758

Net cash provided by operating activities	200,259	74,165

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities, net	(120,061)	54,376
Purchases of property and equipment	(51,016)	(92,320)

Net cash used in investing activities	(171,077)	(37,944)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,960	307
Excess tax benefit from stock-based compensation	1,473	100
Repurchase of common stock	(179)	(196)

Net cash provided by financing activities	5,254	211

Net increase in cash and cash equivalents	34,436	36,432
CASH AND CASH EQUIVALENTS, Beginning of period	26,549	13,801

CASH AND CASH EQUIVALENTS, End of period	$60,985	$50,233

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of the first nine months of 2009 earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation
Diluted Earnings Per Share (EPS)

39 weeks ended
October 31, 2009
Diluted EPS on a GAAP basis (as reported)	$0.29
Add: Impact of impairment charges	0.05

Non-GAAP Diluted EPS	$0.34